Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Reports Third Quarter Results

Overland Park, KS, Oct. 31, 2012 — Waddell & Reed Financial, Inc. (NYSE: WDR) today reported third quarter income from continuing operations of $52.1 million, or $0.61 per diluted share, compared to $41.2 million, or $0.48 per diluted share, during the second quarter of 2012 and $39.4 million, or $0.46 per diluted share, during the same period last year.

On October 29 of this year, the Company entered into a definitive agreement to sell its Legend group of subsidiaries to First Allied Holdings Inc.  As a result of this transaction, Legend’s operations are now classified as discontinued operations in current and prior periods presented.  Results from discontinued operations in the current quarter include a non-cash charge of $42.4 million related to the write-down of Legend as a result of the sale.  We expect the transaction to close in January 2013, subject to regulatory approval customary for transactions of this type.

“The sale of Legend reflects our desire to emphasize our core business,” said Hank Herrmann, Chairman and Chief Executive Officer of Waddell & Reed Financial, Inc.  “We appreciate the efforts of the Legend team over the past 12 years and wish them continued success in their new alliance with First Allied.”

Net income, including the loss from discontinued operations, was $8.5 million, or $0.10 per diluted share, during the quarter compared to net income of $41.7million, or $0.48 per diluted share, during the previous quarter and $39.8 million, or $0.46 per diluted share, during the third quarter of 2011.  Unless stated otherwise, any reference to income statement items in this release refers to results from continuing operations.

Operating income was $79.7 million during the quarter, an 18% increase compared to the previous quarter and 8% increase compared to the same period last year.  Our operating margin reached 27.2%, compared to 23.3% during the previous quarter and 26.4% during the same period last year.

Assets under management rose 6% during the quarter and ended the month of September at $95 billion driven by a combination of positive market action and organic growth.

Business Discussion

Advisors channel

Sales of $906 million rose 4% compared to the same period in 2011, but fell 13% compared to the second quarter of 2012 due principally to weaker sales of variable annuity products.  After a good start to 2012, third quarter flows were slightly negative at $75 million.  For the first nine months of this year, the Advisors channel generated positive flows of $266 million.

Our Advisors business remains our most stable channel.  The stickiness of our clients’ investments yields one of the longest asset retention periods in the industry, and certainly the highest among the retail clientele of our publicly traded peers.  Clients’ growing preference for fee-based solutions also provides us with an increasingly predictable stream of recurring revenues.  Fee-based assets currently comprise 25% of total assets under management in this channel, up from 20% during the same period last year.

Wholesale channel

Sales from our Wholesale channel were $3.6 billion during the quarter, or 10% lower than the same period last year and 8% lower than the previous quarter.  Net flows improved 22% and 7% compared to the third quarter of 2011 and second quarter of 2012, respectively.  The improvement in net flows was due to lower redemptions.

Despite a 16% increase year-to-date in the S&P 500 index, investors continue to withdraw from actively managed equity products.  While this continues to pose a challenge, the strength of our investment process, breadth of our product line and our embedded relationships with key distributors and their financial advisors continue to facilitate our organic growth in this channel.    On a year-to-date basis, 59% of our equity funds and 74% of our equity assets beat their Lipper peers. Our longer-term record is similarly solid.

Institutional channel

Sales of $721 million rose 27% compared to the previous quarter and inflows of $231 million compare favorably to outflows of $433 during the second quarter.  Last year’s third quarter included the funding of a material mandate for approximately $800 million that boosted both sales and inflows.

Our Core Equity strategy continues to generate meaningful interest and led to two significant new relationships being funded in the current quarter.  This has been the fastest growing strategy over the past year and now ranks second, as measured by assets, behind Large Cap Growth in this channel.

Management Fee Revenue Analysis

The sequential increase in revenues was due to higher levels of assets under management and one additional day in the current period.   Compared to the same period last year, the increase in revenues was due to higher levels of assets under management and partly offset by a mix-shift toward fixed income products.

The effective fee rate during the current quarter was 59.8 basis points, compared to 59.9 basis points during the second quarter and 60.6 basis points during the third quarter of 2011.

Underwriting and Distribution Revenue and Expense Analysis

Advisors channel

Revenues declined sequentially due to lower sales from front-load funds, variable annuity products and insurance products.  These were partly offset by higher revenue from asset allocation fees and Rule 12b-1 fees.  Direct expenses declined with revenues while indirect expenses declined due to a combination of lower convention costs, payroll taxes and group insurance costs.

Compared to the third quarter of 2011, revenues increased with higher asset allocation fees and were partly offset by lower sales commissions from variable annuity products.  Direct expenses rose with associated revenues.  Indirect expenses were largely unchanged.

Wholesale channel

Compared to the previous quarter, revenues rose with higher Rule 12b-1 fees, partly offset by lower sales commissions.  Direct expenses rose with associated revenues and higher third party payouts.  Indirect expenses remained unchanged.

Compared to the same period last year, revenues declined on a combination of lower asset-based fees and sales commissions.  Direct expenses rose on higher third party payouts.  Business travel and related expenses were the main contributors to the increase in indirect costs.

Compensation and Related Expense Analysis

Last year’s third quarter included an adjustment of $3.2 million to lower estimates for annual incentive bonuses.  The remainder of the increase compared to the same period last year is attributable to higher base salary, equity compensation and pension costs.

Sequentially, compensation and related costs remained unchanged as higher earnings on deferred compensation was offset by lower payroll taxes.

General and Administrative Expense Analysis

The current quarter included an adjustment to reflect a revision in the estimated costs of distributing the 2006 SEC market timing settlement and a reduction in the estimated legal costs related to an ongoing class action suit, partly offset by higher consultant fees.   In sum, these items totaled a $2.5 million benefit.

The second quarter of 2012 included a $5 million charge to write off software capitalization costs.  It, along with adjustments to estimates described above, were responsible for the sequential decline in costs.

Subadvisory Fees

The decline in subadvisory fees is attributable to lower levels of subadvised assets under management compared to the previous quarter, as well as the same quarter last year.  During the current quarter, subadvised average assets under management were $4.7 billion.

Investment and Other Income/Loss

Compared with the second quarter, investment and other income include higher gains recognized on the sale of available-for-sale securities and gains in our investment trading portfolio.  These gains were partly offset by the write-down of a partnership interest.

Compared with the same period last year, gains recognized on the sale of available-for-sale securities were much more sizable while losses in our mutual fund trading portfolios were lower.

Tax Rate

Our effective tax for continuing operations during the current quarter was 34.5%.  The lower tax rate resulted from statute limitations running out on previously open tax years, which resulted in the release of tax reserves for those years; investment gains that reduced the valuation allowance against capital loss carryforwards; and adjustment to prior year tax estimates based upon actual filing positions.

We estimate our annual effective tax rate to range between 37% and 39%, excluding any changes related to the valuation allowance.

Balance Sheet Information

As of September 30, 2012, cash and cash equivalents and investment securities were $545 million.  Long-term debt was $190 million and there was no short-term debt outstanding.

Stockholders’ equity was $568 million and there were 85.6 million shares outstanding.  During the quarter, we repurchased 213 thousand shares on the open market or privately, bringing our annual total to 1.2 million shares at an aggregate cost of $36 million.

Unaudited Consolidated Statement of Income

	2011				2012
(Amounts in thousands, except for per share data)	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Operating Revenues:
Investment management fees	$131,644	$138,985	$133,495	$126,476	$134,900	$134,213	$138,364
Underwriting and distribution fees	117,041	121,101	115,786	115,556	121,153	123,687	122,819
Shareholder service fees	29,750	31,109	31,060	30,530	31,818	31,786	32,182
Total operating revenues	278,435	291,195	280,341	272,562	287,871	289,686	293,365
Operating Expenses:
Underwriting and distribution	138,607	142,910	138,111	140,590	144,486	148,067	147,408
Compensation and related costs	39,542	40,971	36,105	40,714	44,158	41,931	42,343
General and administrative	16,087	17,854	20,979	19,190	17,764	23,634	15,774
Subadvisory fees	8,080	8,313	7,291	6,201	6,271	5,208	4,921
Depreciation	3,483	3,725	3,866	3,690	3,359	3,329	3,188
Total operating expenses	205,799	213,773	206,352	210,385	216,038	222,169	213,634
Operating Income	72,636	77,422	73,989	62,177	71,833	67,517	79,731
Investment and other income/(loss)	948	2,459	(4,178)	2,876	3,949	1,325	2,632
Interest expense	(2,900)	(2,832)	(2,837)	(2,839)	(2,826)	(2,825)	(2,826)
Income from continuing operations before taxes	70,684	77,049	66,974	62,214	72,956	66,017	79,537
Provision for taxes	26,314	27,954	27,603	22,843	26,119	24,792	27,421
Income from continuing operations	44,370	49,095	39,371	39,371	46,837	41,225	52,116
Income/(loss) from discontinued operations, net of income taxes	1,263	875	463	651	550	493	(43,590)
Net Income	$45,633	$49,970	$39,834	$40,022	$47,387	$41,718	$8,526
Net Income per share from continuing operations	0.52	0.57	0.46	0.46	0.55	0.48	0.61
Income/(loss) per share from discontinued operations	0.01	0.01	0.00	0.01	0.00	0.00	(0.51)
Net income per share	0.53	0.58	0.46	0.47	0.55	0.48	0.10
Weighted average shares outstanding - diluted	85,836	86,275	85,782	85,286	85,606	86,095	85,755
Operating margin	26.1%	26.6%	26.4%	22.8%	25.0%	23.3%	27.2%

Underwriting and Distribution

	2011				2012
(Amounts in thousands)	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Advisors Channel
Revenues	$72,555	$74,018	$70,088	$73,416	$76,680	$79,779	$78,160
Expenses
Direct	50,872	52,422	49,748	51,316	53,676	55,813	54,246
Indirect	22,791	23,724	24,761	26,138	26,367	26,755	25,727
Total expenses	$73,663	$76,146	$74,509	$77,454	$80,043	$82,568	$79,973
Wholesale Channel
Revenues	$44,486	$47,083	$45,698	$42,140	$44,473	$43,908	$44,659
Expenses
Direct	56,498	58,425	55,502	53,664	55,104	55,287	57,390
Indirect	8,446	8,339	8,100	9,472	9,339	10,212	10,045
Total expenses	$64,944	$66,764	$63,602	$63,136	$64,443	$65,499	$67,435
Total
Revenues	$117,041	$121,101	$115,786	$115,556	$121,153	$123,687	$122,819
Expenses
Direct	107,370	110,847	105,250	104,980	108,780	111,100	111,636
Indirect	31,237	32,063	32,861	35,610	35,706	36,967	35,772
Total expenses	$138,607	$142,910	$138,111	$140,590	$144,486	$148,067	$147,408
Margin	-18.4%	-18.0%	-19.3%	-21.7%	-19.3%	-19.7%	-20.0%

Changes in Assets Under Management

	2011				2012
(Amounts in millions)	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Advisors Channel
Beginning assets	$33,181	$34,922	$34,843	$29,760	$31,709	$35,073	$33,846
Sales (net of commissions)	1,064	1,011	867	858	1,030	1,046	906
Redemptions	(990)	(1,059)	(1,004)	(994)	(1,042)	(961)	(1,019)
Net sales	74	(48)	(137)	(136)	(12)	85	(113)
Net exchanges	(62)	(55)	(79)	(66)	103	(49)	(60)
Reinvested dividends & capital gains	54	128	83	88	67	147	98
Net flows	66	25	(133)	(114)	158	183	(75)
Market action	1,675	(104)	(4,950)	2,063	3,206	(1,410)	1,603
Ending assets	$34,922	$34,843	$29,760	$31,709	$35,073	$33,846	$35,374

Wholesale Channel
Beginning assets	$40,883	$44,742	$46,558	$38,138	$40,954	$46,738	$44,379
Sales (net of commissions)	4,719	4,211	3,957	3,707	4,433	3,864	3,563
Redemptions	(3,162)	(2,566)	(3,515)	(3,752)	(3,446)	(3,535)	(3,088)
Net sales	1,557	1,645	442	(45)	987	329	475
Net exchanges	62	55	79	65	(104)	48	59
Reinvested dividends & capital gains	0	117	29	133	87	249	136
Net flows	1,619	1,817	550	153	970	626	670
Market action	2,240	(1)	(8,970)	2,663	4,814	(2,985)	2,601
Ending assets	$44,742	$46,558	$38,138	$40,954	$46,738	$44,379	$47,650

Institutional Channel
Beginning assets	$9,609	$10,407	$10,346	$9,558	$10,494	$11,981	$10,894
Sales (net of commissions)	776	556	1,625	456	652	567	721
Redemptions	(530)	(709)	(737)	(503)	(507)	(1,058)	(532)
Net sales	246	(153)	888	(47)	145	(491)	189
Net exchanges	0	0	0	0	0	0	0
Reinvested dividends & capital gains	16	28	18	50	30	58	42
Net flows	262	(125)	906	3	175	(433)	231
Market action	536	64	(1,694)	933	1,312	(654)	660
Ending assets	$10,407	$10,346	$9,558	$10,494	$11,981	$10,894	$11,785

Consolidated Total
Beginning assets	$83,673	$90,071	$91,747	$77,456	$83,157	$93,792	$89,119
Sales (net of commissions)	6,559	5,778	6,449	5,021	6,115	5,477	5,190
Redemptions	(4,682)	(4,334)	(5,256)	(5,249)	(4,995)	(5,554)	(4,639)
Net sales	1,877	1,444	1,193	(228)	1,120	(77)	551
Net exchanges	0	0	0	(1)	(1)	(1)	(1)
Reinvested dividends & capital gains	70	273	130	271	184	454	276
Net flows	1,947	1,717	1,323	42	1,303	376	826
Market action	4,451	(41)	(15,614)	5,659	9,332	(5,049)	4,864
Ending assets	$90,071	$91,747	$77,456	$83,157	$93,792	$89,119	$94,809

Supplemental Information

	2011				2012
	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.	1st Qtr.	2nd Qtr.	3rd Qtr.	4th Qtr.
Redemption rates - long term assets
Advisors	9.6%	10.1%	10.0%	10.4%	10.1%	9.1%	9.7%
Wholesale	29.7%	22.3%	31.0%	35.7%	30.7%	31.5%	26.6%
Institutional	21.3%	27.1%	27.8%	19.0%	18.2%	37.3%	18.4%
Total	21.0%	18.2%	22.9%	24.1%	21.5%	23.9%	19.3%

Gross Revenue per advisor (000s)	39.2	40.2	37.6	38.7	40.3	42.2	41.4

Number of advisors	1,732	1,751	1,758	1,816	1,778	1,764	1,753

Number of shareholder accounts (000s)	3,988	4,087	4,118	4,155	4,082	4,139	4,179

Number of shareholders (000s)	803	819	827	825	832	824	793

Fund Rankings

	1 Year	3 Years	5 Years
Lipper
Equity funds
Top quartile	35%	20%	46%
Top half	51%	44%	65%

Equity assets
Top quartile	66%	11%	77%
Top half	75%	32%	81%

Fixed income funds
Top quartile	32%	41%	60%
Top half	53%	65%	60%

Fixed income assets
Top quartile	52%	60%	68%
Top half	61%	72%	68%

All funds
Top quartile	34%	25%	49%
Top half	51%	49%	63%

All assets
Top quartile	62%	22%	75%
Top half	71%	41%	78%

MorningStar
% of funds with 4 or 5 stars
Equity funds	36%	16%	43%
All funds	33%	13%	44%

% of assets with 4 or 5 stars
Equity assets	29%	6%	32%
All assets	32%	4%	40%

Earnings Conference Call

Stockholders, members of the investment community and the general public are invited to listen to a live Web cast of our earnings release conference call today, October 31st at 9:00 a.m. Eastern.  During this call, Henry J. Herrmann, Chairman and CEO, will review our quarterly results.  Live access to the teleconference will be available on the “Investor Relations” section of our Web site at www.waddell.com.  A Web cast replay will be made available shortly after the conclusion of the call and accessible for seven days.

Web site Resources

We invite you to visit the “Investor Relations” section of our Web site at www.waddell.com under the caption “Data Tables” to review supplemental information schedules.

Contacts

Investor Contact:

Nicole McIntosh, VP, Investor Relations, (913) 236-1880, nmcintosh@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results.  Please invest carefully.

About the Company

Waddell & Reed, Inc., founded in 1937, is one of the oldest mutual fund complexes in the United States, having introduced the Waddell & Reed Advisors Group of Mutual Funds in 1940. Today, we distribute our investment products through the Waddell & Reed Advisors channel (our network of financial advisors), our Wholesale channel (encompassing broker/dealer, retirement, registered investment advisors as well as the activities of our Legend subsidiary), and our Institutional channel (including defined benefit plans, pension plans and endowments and our subadvisory partnership with Mackenzie in Canada).

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States. Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios and Waddell & Reed InvestEd Portfolios, while Ivy Investment Management Company serves as investment advisor to Ivy Funds. Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios and Waddell & Reed InvestEd Portfolios, while Ivy Funds Distributor, Inc. serves as principal underwriter and distributor to Ivy Funds.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the current views and assumptions of management with respect to future events regarding our business and industry in general.  These forward-looking statements include all statements, other than statements of historical fact, regarding our financial position, business strategy and other plans and objectives for future operations, including statements with respect to revenues and earnings, the amount and composition of assets under management, distribution sources, expense levels, redemption rates and the financial markets and other conditions.  These statements are generally identified by the use of such words as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “forecast,” “estimate,” “expect,” “intend,” “plan,” “project,” “outlook,” “will,” “potential” and similar statements of a future or forward-looking nature.  Readers are cautioned that any forward-looking information provided by or on behalf of the Company is not a guarantee of future performance.  Actual results may differ materially from those contained in these forward-looking statements as a result of various factors, including but not limited to those discussed below.  If one or more events related to these or other risks, contingencies or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from those forecasted or expected.  Certain important factors that could cause actual results to differ materially from our expectations are disclosed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011, which include, without limitation:

•                                          The introduction of legislative or regulatory proposals or judicial rulings that change the independent contractor classification of our financial advisors at the federal or state level for employment tax or other employee benefit purposes;

•                                          The adverse ruling or resolution of any litigation, regulatory investigations and proceedings, or securities arbitrations by a federal or state court or regulatory body;

•                                          The loss of existing distribution channels or inability to access new distribution channels;

•                                          A reduction in assets under our management on short notice, through increased redemptions in our distribution channels or our Funds, particularly those Funds with a high concentration of assets, or investors terminating their relationship with us or shifting their funds to other types of accounts with different rate structures;

•                                          Our inability to implement new information technology and systems, or inability to complete such implementation in a timely or cost effective manner;

•                                          Non-compliance with applicable laws or regulations and changes in current legal, regulatory, accounting, tax or compliance requirements or governmental policies;

•                                          A decline in the securities markets or in the relative investment performance of our Funds and other investment portfolios and products as compared to competing funds; and

•                                          Our inability to hire and retain senior executive management and other key personnel.

The foregoing factors should not be construed as exhaustive and should be read together with other cautionary statements included in this and other reports and filings we make with the Securities and Exchange Commission, including the information in Item 1 “Business” and Item 1A “Risk Factors” of Part I and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Part II to our Annual Report on Form 10-K for the year ended December 31, 2011 and as updated in our quarterly reports on Form 10-Q for the year ending December 31, 2012.  All forward-looking statements speak only as the date on which they are made and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.